Filed Under Rule 424(b)(3), Registration Statement No. 333-119172
Pricing Supplement No. 66 dated November 21, 2005
To Prospectus Dated October 28, 2004 and Prospectus Supplement Dated October 29, 2004
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WLX7	$7,316,000.00	100.000%	0.625%	$7,270,275.00	FIXED	4.800%	SEMI-ANNUAL	11/15/2008	05/15/2006	$22.67	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WLY5	$9,074,000.00	100.000%	1.000%	$8,983,260.00	FIXED	5.050%	SEMI-ANNUAL	11/15/2010	05/15/2006	$23.85	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WLZ2	$7,829,000.00	100.000%	1.500%	$7,711,565.00	FIXED	5.800%	SEMI-ANNUAL	11/15/2015	05/15/2006	$27.39	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 11/15/2007 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Bear, Stearns & Co. Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities
The CIT InterNotes due 11/15/2015 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 11/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 11/15/2015 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc.	Trade Date: Monday, November 21, 2005 @12:00 PM ET
Settle Date: Friday, November 25, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.
Trustee: J.P. Morgan Trust Company, National Association

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All Rights Reserved.

CIT Group Inc. $ 3,000,000,000 CIT InterNotes